As filed with the Securities and Exchange Commission on June 19, 2018

Registration No. 333-216305; 333-209780;
333-202433; 333-194438; 333-187152;
333-180357; 333-173911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-216305

Form S-8 Registration Statement No. 333-209780

Form S-8 Registration Statement No. 333-202433

Form S-8 Registration Statement No. 333-194438

Form S-8 Registration Statement No. 333-187152

Form S-8 Registration Statement No. 333-180357

Form S-8 Registration Statement No. 333-173911

UNDER THE SECURITIES ACT OF 1933

RPX Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-2990113
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Market Plaza, Suite 1100

San Francisco, CA 94105

(866) 779-7641

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2008 Stock Plan

2011 Equity Incentive Plan

(Full titles of the plans)

Martin E. Roberts

Chief Executive Officer

One Market Plaza

Suite 1100

San Francisco, CA 94105

(Name and Address of Agent for Service)

(866) 779-7641

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Leif King

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statements filed by RPX Corporation, a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-216305	2/28/2017	2011 Equity Incentive Plan	1,000,000

333-209780	2/29/2016	2011 Equity Incentive Plan	2,000,000

333-202433	3/2/2015	2011 Equity Incentive Plan	1,000,000

333-194438	3/10/2014	2011 Equity Incentive Plan	1,000,000

333-187152	3/11/2013	2011 Equity Incentive Plan	1,000,000

333-180357	3/26/2012	2011 Equity Incentive Plan	2,457,269

333-173911	5/4/2011	2008 Stock Plan	7,386,846
		2011 Equity Incentive Plan	1,828,076

The Registrant is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the Registration Statements.

Pursuant to the Agreement and Plan of Merger, dated April 30, 2018 (the “Merger Agreement”), by and among the Registrant, Riptide Parent, LLC, a Delaware limited liability company (“Parent”), and Riptide Purchaser, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), on June 19, 2018, Purchaser merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent is beneficially owned by affiliates of HGGC, LLC.

The Registrant previously registered shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), under its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, concerning shares issuable or issued under certain employee benefit and equity plans and agreements. As a result of the consummation of the Merger and the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. As a result of the consummation of the Merger and the transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering subject to the Registration Statements, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 19th day of June, 2018.

RPX CORPORATION

By:	/s/ Martin Roberts
Martin Roberts
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.